Exhibit 10.14

20 December 2012

PERSONAL & PRIVATE

Mr Simon Naylor

13507 Winter Creek Court

Houston

Texas 77077

USA

Dear Simon,

Further to Samir’s letter of 13 December 2012, this letter sets out the terms and conditions applicable to your new role as Group President, Americas, reporting to the Chief Executive Officer, Samir Brikho. These terms are effective from 1 January 2013 and supersede all previous agreements. You will be paid on the Oakville Executive payroll with effect from this date.

In this position, you will also serve as a member of the AMEC plc Group Management Committee. It is agreed that you will work out of the Houston office and travel significantly from that base location as required by the needs of the position.

This document will serve as an Employment Agreement between you, AMEC E&C Services AMEC Global Resources and the parent company AMEC plc, collectively “AMEC”. This Agreement shall survive a Change in Control of AMEC. The following will outline the terms and conditions of employment

Compensation

•                  Base Salary:

Your annualized base salary will be $600,000, paid bi-weekly.

•                  Annual Performance Bonus:

Your annual bonus opportunity (maximum) will be 100% of your base salary.

•                  Performance Share Plan:

As a part of your compensation package, you will receive awards under the AMEC Performance Share Plan (PSP). Awards are normally made annually and comprise restricted shares which are held in trust and, subject to the outcome against pre-defined performance targets, released to you in three years’ time. PSP awards are at the sole discretion of the AMEC plc Remuneration Committee but, as per Samir’s letter of 13 December 2012, you will be recommended for a 2013 award of 200% of your base salary.

AMEC plc	Registered Office
76-78 Old Street	Booths Park
London	Chelford Road, Knutsford
EC1V 9RU	Cheshire WA16 8QZ
United Kingdom	Registered in England no. 1675285
Tel +44 (0)20 7539 5800
Fax+44 (0)20 7539 5900	www.amec.com

Benefits

You will be eligible for our US executive benefits package, which includes the following features in addition to the US Choices Benefits program (a summary of which is attached).

•                  Car allowance of $15,000 per annum payable bi weekly through payroll and subject to tax.

•                  An Annual Health Allowance of $8,000 (pro-rata to start date), payable by payroll and subject to tax. This allowance is intended to offset the cost of Choices premiums co- payments, deductibles, etc.

•                  An allowance for Financial Counseling of $5,000, payable bi weekly through payroll and subject to tax.

•                  Health Club Membership of $1,000, payable bi weekly through payroll and subject to tax.

•                  An extension of your Short Term Disability coverage to 3 full months (e.g. 100% of normal pay for 3 months).

•                  You will accrue annual vacation leave at a rate of 25 days per year. The vacation policy permits a carry over of one year’s entitlement.

Retirement Benefits

You may elect for either of the following:

•                  You may participate in AMEC’s 401 (k) match program on the normal terms available to US employees and in the Deferred Compensation program that allows eligible executives to defer up to 30% of their base salary.

OR

•                  You may continue to be a member of the AMEC Staff and Executive Pension Schemes, in which case you will retain a supplementary employment agreement with AMEC Global Resources to enable this and for the purposes of making contributions to those schemes. Your pensionable salary under those schemes will be set at the scheme cap of £149,000, rising to £153,000 in April 2013 and as may subsequently be reviewed from time to time.

If you elect to remain on your current arrangements, you may subsequently switch to the US plans at any time but once you make that election, you will not be able to switch back.

Termination of Employment

a) Notice Period

You may voluntarily terminate your employment with AMEC upon six months’ written notice. In the event you choose to terminate your employment, AMEC’s sole obligation shall be the payment of your base salary and any accrued, unused vacation earned as of the date of termination. AMEC may elect, in its sole and absolute discretion, to provide pay in lieu of notice during the six month notice period.

b) Termination for Cause

AMEC may immediately terminate your employment for Cause. If your employment is terminated for Cause, AMEC’s only obligation to you shall be the payment of any unpaid base salary and accrued, unused vacation earned as of the date of termination, and AMEC shall not be required to pay you severance compensation of any kind including Bonus, in whole or in part.

For all purposes of this agreement, “Cause” shall mean:

(i)	A willful act that constitutes gross misconduct or fraud;
(ii)	a conviction of, or plea of “guilty” to a felony or any misdemeanor involving dishonesty;
(iii)	a willful and material breach of this or any other any agreement with the company;
(iv)	disobedience of lawful orders or directives of the AMEC plc Board or the CEO.

c) Termination Without Cause

AMEC may terminate your employment for any other reason by giving you twelve months’ written notice. AMEC may elect, in its sole and absolute discretion, to provide pay in lieu of notice for some or all of the twelve month notice period. AMEC may, at its absolute discretion, require you not to attend your place of work for the duration of your notice period and/or may, at its discretion, provide you with alternative duties of a similar nature and/or relieve you of some or all of your contractual duties during that period.

Subject to the execution of a release agreement, you will be treated in accordance with the company’s normal “good leaver” practice in respect of outstanding awards under the AMEC Performance Share Plan with pro rating of awards based on service up to your termination date and will receive Annual Bonus earned for the year of termination pro rata for the part of the year actually worked up to the date of termination and calculated and payable in the normal way.

Employment Documentation

AMEC is required by federal law to document that each new employee (both citizen and non-citizen) hired after November 6, 1986 is authorized to work in the United States. Therefore, all employees hired after November 6, 1986 and working in the United States must complete a Form I-9 and provide proof of their identity and eligibility to work in the United States within three (3) business days from their start date. The types of documents that can be used to establish identity and employment eligibility are listed on the Form I-9.

Code of Business Conduct

AMEC recognizes ethical responsibility, and as such requires all employees to read and adhere to the AMEC Code of Business Conduct, which forms part of your terms and conditions of employment. You may required from time to time to undertake training in respect of the code and to acknowledge that you have done so.

Confidentiality Agreement Clause

Under the AMEC Code of Business Conduct and as an employee of AMEC, you hereby agree to keep all of AMEC’s business secrets confidential at all times and after the term of your employment. AMEC’s business secrets include any information regarding our clients, contractors, subcontractors, employees, finances or any other technical or business information. It is further agreed that you will not make any unauthorized copies of any of AMEC’s secrets or information without the consent of AMEC, nor remove any business secrets or information from an AMEC facility. (A full Confidentiality Agreement will be sent under separate cover unless you have previously executed such a document).

Foreign Tax Indemnity

AMEC will reimburse you for any foreign (countries other than the country of your primary residence) tax liabilities you may become subject to, and as a result of, your travel or activities needed to perform you job duties, to the extent that these amounts are above and beyond your normal tax liabilities adjusted for any offsetting claims for US tax relief on the foreign tax paid. AMEC will gross up the amount of the reimbursement, such that you will not incur any additional cost from tax on the reimbursement.

Governing Law/Jurisdiction

The validity, interpretation, construction and performance of this agreement shall be governed by the internal laws of the US State of your residence, and can be adjusted by mutual agreement.

Severability

If any part of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions of the agreement will be enforced.

Please indicate your acceptance of this offer by signing in the space provided, keep a copy for yourself and return the original to me at your earliest convenience.

Yours sincerely

/s/ Will Serle
Will Serle
Group Human Resources Director

I have read and accept the offer of employment contained in this letter, including the referenced attachments.

1 January 2013	/s/ Simon Naylor
Effective Date of Agreement	Simon Naylor